Exhibit 10.41
[NET ELEMENT, INC. LETTERHEAD]

May 11, 2011

Via Email
Mr. Naveen Jain, et al.
vDream, Inc.

Subject:         vDream, Inc. Binding Offer Letter and Term Sheet

Dear Naveen, et al.:

Net Element, Inc. (the “Buyer”) is pleased to offer to purchase a one hundred (100) percent interest in vDream, Inc. on the terms contained on Exhibit A attached to this offer letter (the “Term Sheet”).

This offer letter (including the attached Term Sheet) is valid for three (3) days from date written above (the “Effective Date”) and when countersigned shall create a binding obligation on behalf of the signatories, provided, however, that the Buyer is able to conduct adequate and satisfactory financial, legal and technical due diligence on vDream, Inc.

Sincerely,

 /s/ Richard Lappenbusch
Richard Lappenbusch, Net Element, Inc.

Agreed and accepted this 13th day of May, 2011 by:

 /s/ Naveen Jain
Naveen Jain, vDream, Inc.

vDream, Inc.
May 11, 2011

EXHIBIT A
TERMS

BUYER	Net Element, Inc., or its designated subsidiary or affiliate (Net Element shall have the right to transfer its interest to an affiliate majority owned by Mike Zoi at any time)
SELLERS	Naveen Jain and other owners of the outstanding equity of the Company
COMPANY	vDream, Inc.
PURCHASE	Buyer will purchase 100% of the outstanding equity interest in the Company from the Sellers
CLOSING DATE	The Closing Date shall be the date upon which the Buyer and Sellers execute that definitive Purchase Agreement
PURCHASE PRICE
The Purchase Price for the Sellers' equity interest shall be
1. $125,000 on the Closing Date; and
2. Warrants to purchase shares of the Buyer's common stock equivalent to $175,000, the term of which shall be determined pursuant to the definitive Purchase Agreement to be negotiated between the parties

CONSULTING AGREEMENTS
From the Closing Date and for a period of eighteen (18) months thereafter, the parties will negotiate Consulting Agreements with certain Sellers and other individuals for consulting services provided to the Company, with fees and expenses defined for each as per their respective Consulting Agreement

UNWIND
If Buyer materially breaches the terms of the definitive Purchase Agreement and such breach continues after appropriate notice and is not cured within a reasonable amount of time from such appropriate notice, the Sellers shall have the right to repurchase the Company from Buyer in consideration for the Buyer's warrants issued pursuant to the definitive Purchase Agreement to be negotiated between the parties

CONFIDENTIAL	The terms of this Term Sheet shall be confidential and shall not be disclosed to any third parties until execution of a definitive Purchase Agreement between the parties
BINDING TERMS
This Term Sheet shall be binding on the parties until reduced to a definitive
Purchase Agreement in the form agreeable to each party, subject to the Buyer performing satisfactory financial, legal and technical due diligence on the Company.  Notwithstanding the foregoing, if the parties do not execute a Purchase Agreement within seventy five (75) days from the Effective Date (the "Expiration Date"), this Term Sheet and the terms contained herein shall cease to be binding on the parties as of the Expiration Date

Initials:     /s/ RL         /s/ NJ
                    RL               NJ